Exhibit 99.1

pdvWireless Files Further Comments on 900 MHz NOI, Emphasizing Importance of Securing Critical Infrastructure

FCC Reclassification of Spectrum Would Enable Critical, Private LTE Networks

•

To address 30-year-old rules that block the growth of nationwide broadband access, the PDV/EWA proposal responds to issues raised in the NOI proceeding, with a focus on delivering broadband spectrum to our nation’s critical infrastructure entities.

•

PDV/EWA present a unique opportunity for critical infrastructure and private enterprise entities to deploy self-provisioned broadband networks using below 1 GHz spectrum, much of which is already allocated for their use.

WOODLAND PARK, NJ – May 2, 2018 – pdvWireless, Inc. today augmented its spectrum proposal to the Federal Communications Commission ("FCC") that would help secure the nation’s critical infrastructure as well as enterprise communications networks. The comments, filed jointly with the Enterprise Wireless Alliance (“EWA”), its partner in the original 2014 proposal, supplemented their previous filings in an FCC Notice of Inquiry ("NOI") considering possible rule changes for spectrum in the 896-901/935-940 MHz band (WT Docket No. 17-200).

“We have listened to the comments on the record and studied very minutely the radio environment of 900 MHz,” said Morgan O’Brien, CEO of pdvWireless. “Today we are proposing substantive changes to our 2014 proposal, all of which are designed to ameliorate the effects of introducing a new 6 MHz broadband allocation into an existing 10 MHz band.  What emerges is a very simple plan for creating highly valued broadband spectrum dedicated for the use of the nation's critical infrastructure industries.  We respectfully urge the FCC to propose new rules incorporating the revised plan.”

PDV asserted in 2014 and re-asserts now that spectrum in the 900 MHz band is optimally positioned to enable secure, reliable private wireless networks that meet mission-critical communications needs. The FCC has an opportunity to create a broadband service on spectrum that has been allocated for more than 30 years, much of which remains entirely unused, without compromising the operations of entities that wish to continue using narrowband technology, the company’s filing states.

“The FCC is charged with addressing urgent issues of national significance, and few issues should have higher priority than arming our country’s critical infrastructure sectors with private, secure broadband networks that can communicate at machine speed,” said Jack Markell, former governor of the state of Delaware and advisor to pdvWireless. “As a former governor, I know the dangers of letting regulatory complexity get in the way of necessary change. I also know that attacks against our nation’s utility grids are increasing and that improving the security, reliability and resilience of critical infrastructure operations is in everyone’s best interest.”

The PDV/EWA revised proposal proactively addresses issues raised by parties who both supported and opposed the original proposal. The revised plan makes the following key changes, among others:

•	provides an opportunity for critical infrastructure and other business entities to obtain 900 MHz broadband licenses – potentially years before other spectrum options become available
•	relocates the proposed broadband segment within the band
•	relies on traditional frequency coordination processes to create broadband licenses

The full text of the further comments, as released today, can be accessed through the pdvWireless Investor Relations website at https://www.pdvwireless.com/fcc-filings/.

About pdvWireless, Inc.

pdvWireless, Inc. is focused on utilizing its spectrum assets to develop and offer next generation private network and mobile communication solutions to critical infrastructure and enterprise customers.  It is the largest holder of licensed nationwide spectrum in the 900 MHz band in the United States and is pursuing a regulatory process that seeks to modernize a portion of the 900 MHz band to accommodate the future deployment of broadband technologies and services.  pdvWireless operates private push-to-talk (“PTT”) networks in major markets throughout the United States and, by combining its PTT services with its patented and industry-validated SaaS technology, is improving team communication and field documentation across a wide array of industries, including transportation, distribution, construction, hospitality, waste management and field service. pdvWireless’ mobile workforce applications increase the productivity of field-based workers and the efficiency of their dispatch and call center operations.  pdvWireless' Chairman, Brian McAuley, and CEO, Morgan O'Brien, were the co-founders of Nextel Communications and have over 60 years of combined experience in two-way radio operations and successfully developing regulatory driven spectrum initiatives to address the unmet wireless communications needs of businesses. pdvWireless is headquartered in Woodland Park, New Jersey.

Forward-Looking Statements

Any statements contained in this press release related to pdvWireless, Inc. that do not describe historical facts constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements are based on the Company’s current expectations, but are subject to a number of risks and uncertainties.  The factors that could cause the Company's actual future results to differ materially from its current expectations or those implied by the forward-looking statements are identified and described in more detail in the Company’s filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, filed with the SEC on February 6, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

Contacts:

Natasha Vecchiarelli

Director of Corporate Communications

pdvWireless, Inc.

973-531-4397

nvecchiarelli@pdvwireless.com

Trish Rimo
Vice President
Raffetto Herman Strategic Communications
202-379-0825
trimo@rhstrategic.com